UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 5, 2008

DATA DOMAIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33517	94-3412175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Mission College Blvd.

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

(408) 980-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2008, Data Domain, Inc. (the “Company”) issued a press release announcing the appointment of Peter J. Rukavina, age 49, as the Company’s Senior Vice President, Operations. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.

Prior to joining the Company, Mr. Rukavina served as Vice President, Business Operations, for Cisco Systems, Inc. from 2005 to 2008. Prior to that, Mr. Rukavina served as General Manager of the Cisco Content Networking Business Unit with Cisco Systems. Mr. Rukavina has also held various executive positions within Cisco Systems’ manufacturing and operations, including Director of Operations for both the Access/Multi-service Edge Routing Business and the Internet Switching and Services Group. Prior to joining Cisco Systems in 1991, Mr. Rukavina held management positions with Corning Glass and Conoco.

The Company entered into an offer letter with Mr. Rukavina (the “Offer Letter”) pursuant to which it agreed to pay Mr. Rukavina an annual salary of $220,000 and Mr. Rukavina will be eligible for an annual bonus under the Company’s 2008 Bonus Plan. His bonus target has been set at $130,000 for 2008, payable in quarterly increments of 25% and pro rated for the first quarter of fiscal 2008 from his date of hire. The bonus will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. If Mr. Rukavina is terminated for any reason other than Cause or Permanent Disability (as such terms are defined in the Offer Letter), then Mr. Rukavina shall be entitled to continuation of three months of base salary following termination of employment at his salary rate in effect at the time of termination, and payment for up to three months following termination of employment of the same portion of his monthly health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as the Company pays for its active employees.

In addition, the Company agreed to award Mr. Rukavina an option to purchase 250,000 shares of the Company’s common stock at a price equal to the fair market value of the Company’s common stock on the date of grant, which option will vest with respect to 20% of the underlying shares after 12 months of service and with respect to the balance of the shares in equal monthly installments over the next 48 months of service. The stock option to be granted to Mr. Rukavina will provide that if he is subject to an Involuntary Termination (as defined in the Offer Letter) within 12 months after a Change in Control (as defined in the Company’s 2007 Equity Incentive Plan) of the Company, 50% of his unvested option shares will vest. Pursuant to the terms of the Company’s Management Change of Control Agreement to which Mr. Rukavina was made a party, if the surviving company in any Change of Control of the Company does not assume Mr. Rukavina’s option or replace it with a comparable award, then 50% of the unvested shares will vest at the time of the Change of Control regardless of whether Mr. Rukavina is subject to an Involuntary Termination.

Mr. Rukavina has no family relationships with any other director or executive officer of the Company or any person nominated to become a director or executive officer of the Company.

The Offer Letter is filed as Exhibit 99.2 to this Report and is incorporated herein by reference. The foregoing description of the material terms of the Offer Letter is qualified in its entirety by the full text of the Offer Letter.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued March 5, 2008.

99.2	Offer letter for Peter J. Rukavina

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATA DOMAIN, INC.

Date:	March 5, 2008	By:	/s/ Michael P. Scarpelli
Michael P. Scarpelli
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued March 5, 2008.

99.2	Offer letter for Peter J. Rukavina